                           HEWITT MONEY MARKET FUND
                EXPENSE LIMITATION AND REIMBURSEMENT AGREEMENT

     AGREEMENT made the 23rd day of August, 2000 by and between Hewitt Series Trust (the "Trust"), on behalf of its portfolio known as Hewitt Money Market Fund (the "Fund"), and Hewitt Associates LLC (the "Manager");

                                  WITNESSETH

     WHEREAS, the Trust is registered as such under the Investment Company Act of 1940, as amended (the "1940 Act"); and an open-end, management investment company; and

     WHEREAS, the Manager is registered as an investment adviser under the Investment Advisers Act of 1940 (the "Advisers Act"), and will serve as the Manager of the Fund;

     NOW, THEREFORE, the parties hereto agree as follows:

     1. The Manager agrees to pay, waive or absorb the ordinary operating expenses of the Fund pursuant to this Agreement (including any fees or expense reimbursements payable to the Manager or any affiliate of the Manager pursuant to this Agreement or any other agreement, but excluding interest, brokerage commissions and extraordinary expenses of the Fund) ("Operating Expenses"), which exceed the aggregate per annum rate of 0.95% of the Fund's average daily net assets (the "Expense Limitation").

     2. The Expense Limitation will remain in effect unless and until the Board of Trustees of the Trust approves its modification or termination; provided, however, that the Expense Limitation will terminate in the event that any agreement in effect between the Trust on behalf of the Fund and the Manager (or any affiliate of the Manager) is terminated by the Trust without the consent of the Manager or the Manager affiliate that is a party to such agreement or in the event any such agreement terminates due to an assignment and a new agreement with the Manager (or any affiliate of the Manager) does not become effective.

     3. The Trust, on behalf of the Fund, agrees to carry forward for a period not to exceed three (3) years from the date such expense is paid, waived or absorbed by the Manager, and to reimburse the Manager out of assets belonging to the Fund for, any Operating Expenses of the Fund in excess of the Expense Limitation that are paid or assumed by the Manager pursuant to this Agreement. Such reimbursement will be made as promptly as possible, and to the maximum extent permissible, without causing the Operating Expenses of the Fund for any year to exceed the Expense Limitation. This Agreement of the Trust to reimburse the Manager for excess expenses of the Fund paid, waived or absorbed by the Manager shall terminate in the event the Manager or any affiliate of the Manager terminates any agreement now in effect between the Trust on behalf of the Fund and the Manager (or any affiliate of the Manager) without the consent of the Trust (other than a termination resulting from an assignment).

     4. This Agreement shall be construed in accordance with the laws of the state of Illinois and the applicable provisions of the 1940 Act. To the extent the applicable law of the

State of Illinois, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

     5. The Declaration of Trust states and notice is hereby given that this Agreement is not executed on behalf of the Trustees of the Trust as individuals, and the obligations of the Trust under this Agreement are not binding upon any of the Trustees, officers or shareholders of the Trust individually, but are binding only upon the assets and property of the Fund.

     6. This Agreement constitutes the entire agreement between the parties hereto with respect to the matters described herein.

     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement on the day and year first above written.


                                             HEWITT SERIES TRUST


Attest:                                      By: /s/ Stacy L. Schaus
                                                 -------------------
                                             Date: August 23, 2000


/s/ Peter Ross                               HEWITT ASSOCIATES, LLC
--------------



Attest:                                      By: /s/ C. Lawrence Connolly, III
                                                 -----------------------------
                                             Date: August 23, 2000


/s/ Peter Ross
--------------